Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 1 to Registration Statement No. 333-185565 of Pinnacle Foods Inc. on Form S-1 of our report dated October 2, 2009 relating to the consolidated financial statements of Birds Eye Foods, Inc. as of June 28, 2008 and June 27, 2009 and for each of the three fiscal years in the period ended June 27, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting for income taxes) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Rochester, New York

February 1, 2013